Exhibit 3.16

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

BISYS-RK ALTERNATIVE INVESTMENT SERVICES, INC.

BISYS-RK Alternative Investment Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendments to the Certificate of Incorporation of the Corporation:

RESOLVED, that the Certificate of Incorporation of BISYS-RK Alternative Investment Services, Inc. be amended by replacing Article FIRST thereof with the following:

“FIRST: The name of the corporation is Citi Hedge Fund Services North America, Inc. (hereinafter referred to as the “Corporation”).”

SECOND: That in lieu of a meeting and vote of stockholders, the sole stockholder gave written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said BISYS-RK Alternative Investment Services, Inc. has caused this certificate to be signed by an authorized officer this 1st day of August, 2007.

BISYS-RK Alternative Investment Services, Inc.

/s/ Chandresh Iyer

Name:	Chandresh Iyer
Title:	Vice President

[BISYS-RK Alternative Investment Services, Inc. Certificate of Amendment Signature Page]

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